Draft EXCLUSIVE RIGHTS, DISCLOSURE AND NON CIRCUMVENT AGREEMENT

This Agreement made on this 9 day of June 1998 by and between JSC The Sumy Frunze Machine-Building Science And Production Association of Sumy, Ukraine, (hereinafter referred to as "Frunze") , and Consortium Service Management Group, Inc. of Corpus Christi, Texas with representation offices in Kiev, Ukraine (hereinafter referred to as "CSMG") and JSC United Engineering Company (hereinafter referred to as TEC").

Purpose of the Agreement

CSMG, Frunze and UEC hereby agree to enter into a program of mutual cooperation for the purpose of realization of Anaerobic Bioenergetic Complex project, technological improvements if necessary, testing, marketing, manufacturing, distribution and licensing of the technology for processing livestock wastes and producing fertilizers, methane gas and electric power.

Parties to the Agreement

Frunze is a duly authorized and licensed Machine-BuiIding Science And Production Association of Sumy, Ukraine.

UEC is a duly authorized and licensed Ukrainian legal entity of Dniepropetrovsk, Ukraine.

CSMG is a corporation duly registered in the state of Texas, headquarters in Corpus Christi Texas with representation offices in Kiev, Ukraine formed expressly for the purpose of developing commercial business opportunities in the former Soviet Union countries during its transition to a market economy.

DURATION OF THE AGREEMENT

This agreement shall be in force from the date of signature of principal executive officers representing each side. It shall remain in force for three years unless one of the three sides declares in writing its desire to terminate any of its provisions and receives approval from the other parties. The agreement may be extended by an addendum, signed by representatives of all sides, to that effect. All parties shall honor all provisions on this agreement if a grant or financing is completed with a CSMG introduced grant or funding source within two years after termination of this contract. SUBJECT OF THE AGREEMENT

The purpose of the project is the upgrading if necessary of the existing plant design, implement design changes if necessary and operate as a working model a state of the art Anaerobic Bioenergetic Complex developed by Frunze for the purpose of determining and establishing if applicable a viable local and international market for the Complex Biogas 301 CM and manure processing technology. The purpose of the Anaerobic Bioenergetic Complex Biogas 301 CM is to provide an environmentally friendly, safe and economically viable solution to the problem of large livestock wastes. Specifically the existing plant will be upgraded by the addition of a water treatment unit and used a's a working model for processing pig waste. This working model will be used for marketing purposes as well as an operating laboratory for further development of the manure processing technology. It is anticipated that the plant will reduce odor by 90% to 95%, reduce the current release of Ozone layer damaging gases by 90% to 95%, eliminate the opportunity for the swine waste to percolate into the water tables, Iakes, rivers or streams while converting the waste problem into an income producing asset to the swine grower.

OBLIGATIONS OF THE PARTIES TO THE AGREEMENT

CSMG will arrange funding for the project, coordinate with western hog farms for market evaluation, market the project if it is marketable, coordinate the project with swine farm design engineers from USA

                                                                    Exhibit 10.5
                                                               Page 1 of 3 Pages
to work as part of the development team, provide source for an electric gas generator, coordinate with Frunze and UEC on the project. CSMG declares its intention to pursue funding for the upgrading of the existing 301 CM plant to be carried out by Frunze and UEC in mutual corporation with foreign engineers or experts provided by CSMG the premises of Frunze and UEC in Ukraine. CSMG will use its experience in arranging the funds for the upgrading of the existing plant, design of a larger plant for the international market if necessary and manufacturing of the Anaerobic Bioenergetic Complex.

In consideration of the time, energy, expense and expertise of CSMG in successfully arranging such funds Frunze and UEC agree to assign to CSMG the world exclusive rights for licensing, manufacturing, marketing and servicing of Biogas 301 CM plants with marketing expected to begin USA and west European countries for licensing, marketing, manufacturing, and distribution. Such rights shall be shared by shared by Frunze / UEC as one entity and CSMG as the other on a 50/ 50 basis, but CSMG has first right of refusal for other markets of the world.

CSMG has the right to attract additional partners for marketing, manufacturing and distribution of Biogas 301 CM Anaerobic Bioenergetic Complex and manure processing technology. The Anaerobic Bioenergetic Complex conception has been developed and patented by the Ukrainian scientists, patents shall be assigned to CSMG by the patent authors and FRUNZE upon completion of a assigned to CSMG by the patent authors and FRUNZE upon completion of a formal contact between the parties. In the event it is determined by all parties to this agreement that there are important patentable inventions which make economic sense, the patent shall be issued in the name of the individual inventor(s) and assigned to CSMG immediately upon patent filing and issuance.

FRUNZE will develop by July 21, 1998 the design and cost estimates of the Biogas 301 CM plant in operational state with the additional waste water treatment system.

FRUNZE will also provide the drawings and cost estimate for the addition of the additional water waste system to the existing plant.

Frunze / UEC and patent authors will assign or re-assign when applicable their patent rights to CSMG for the Biogas 301 CM and technology.

UEC will participate in erection and adjustment work and putting the plant into operation.

PROPRIETARY INFORMATION

For purposes associated with this agreement, it is agreed that it may be necessary for the parties to disclose "proprietary information" to each other, which disclosure shall be in accordance with the terms of this article.

As used in this agreement the term "proprietary information" shall mean:

Written commercial or technical information (including financing, design and manufacturing information) disclosed by one party to the other and stated by the transmitting party in writing it is to be considered as proprietary or confidential information so indicated by an appropriate notation;

Orally or visually disclosed commercial or technical information which is designated proprietary or confidential information at the time of disclosure and confirmed in writing as such within a 30 day period;

Drawings identified in writing by the transmitting party to be proprietary or confidential and so indicated by notation;

Hardware, samples or models supplied by the transmitting party to the receiving party, unless otherwise defined in writing.

                                                                    Exhibit 10.5
                                                               Page 2 of 3 Pages

Companies, institutes, entities, and other business concerns introduced by CSMG or its associates shall be considered proprietary information of CSMG.

3
Each party agrees that it shall maintain the proprietary information of the other in confidence, and disclose such information within its organization only to those with a "need to know" and shall, without prior written consent of the other party, except as provided herein, use such information or disclose such information to any person or persons outside its organization.

The restrictions as to use and disclosure of information shall not apply to information that was already known to the other party, in the public domain or generated independently by other source; however, the burden of proof lies with the receiving party.

All information, contracts, parties and opportunities being introduced will be kept and held in strict confidence and released only on a need to know basis.

Pursuant to this agreement Frunze / UEC shall provide CSMG with information on Anaerobic Bidenergetic Complex Biogas 301 CM in addendum to this agreement. This proprietary and confidential information belongs to Frunze UEC.

Dated this  day of June 1998

For Frunze for: CSMG 500 no. Shoreline Ste. 701 no
Corpus Christi, Texas 78471
Donald S. Robbins Director President And CEO


                                                                    Exhibit 10.5
                                                               Page 3 of 3 Pages